Exhibit 21.1

HARBOR CUSTOM DEVELOPMENT, INC.

Subsidiaries of the Registrant

1.	Bay Vista Blvd. Apartments, LLC*
50% Ownership
Washington LLC formed May 15, 2017

2.	Harbor Excavation, LLC*
100% Ownership
Washington LLC formed July 3, 2017

3.	Harbor Materials, LLC
100% Ownership
Washington LLC formed July 5, 2018

4.	Saylor View Estates, LLC
51% Ownership
Washington LLC formed March 30, 2014

*Bay Vista Blvd. Apartments, LLC was closed as of December 31, 2018 with the IRS and dissolved with the State of Washington as of October 03, 2019.

*Harbor Excavation, LLC was voluntarily dissolved with the State of Washington as of June 14, 2019.